Baker Tilly Virchow Krause, LLP Ten Terrace Ct; PO Box 7398 Madison, WI 53707-7398 United States of America T: +1 (608) 249 6622 April 3, 2019 F: +1 (608) 249 8532 bakertilly.com U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 Re: Sonic Foundry, Inc. File No. 000-30407 Dear Sir or Madam: We have read Item 4.01 of Form 8-K of Sonic Foundry, Inc. dated April 3, 2019, and agree with the statements concerning our Firm contained therein. Very truly yours, Baker Tilly Virchow Krause, LLP Baker Tilly Virchow Krause, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2018 Baker Tilly Virchow Krause, LLP